Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

ZETA ACQUISITION CORP. II

ZETA ACQUISITION CORP. II. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions by unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered 1 so that, as amended, said Article shall be and read as follows:

1. The name of the Corporation is AERPIO PHARMACEUTICALS, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, said amendment was duly adopted in accordance with Section 242(a)(1) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 15th day of March, 2017.

By:	/s/ John Pappajohn
Authorized Officer Title: President Name: John Pappajohn